Exhibit 99.1

Xponential Fitness, Inc. Announces Second Quarter 2023 Financial Results

•	Grew Q2 2023 revenue 30% and North America system-wide sales[1] 37%, compared to Q2 2022

•	Sold 234 franchise licenses and opened 144 new studios in Q2 2023

•	Sold 5,872 total franchise licenses and had 2,892 total studios operating as of Q2 2023

•	Announced a $50 million share buyback program funded by borrowing from existing lender MSD Partners and raised full-year 2023 guidance

IRVINE, Calif., August 3, 2023 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), the largest global franchisor of boutique fitness brands, today reported financial results for the second quarter ended June 30, 2023. All financial figures included in this release refer to global numbers, unless otherwise noted. Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measures are included in the tables that accompany this release.

Financial Highlights: Q2 2023 Compared to Q2 2022

•	Grew revenue 30% to $77.3 million.

•	Increased North America system-wide sales[1] by 37% to $341.3 million.

•	Reported North America same store sales[2] growth of 15%, compared to growth of 25% in Q2 of 2022.

•	Reported North America quarterly run-rate average unit volume (AUV)[3] of $561,000, compared to $480,000.

•

Posted net income of $27.5 million, or earnings per basic share of $1.44, on a share count of 33.0 million shares of Class A Common Stock, compared to a net income of $31.5 million, or earnings per basic share of $3.28, on a share count of 25.4 million shares of Class A Common Stock.

•	Posted adjusted net income of $4.2 million, or adjusted earnings per basic share of $0.05, compared to an adjusted net income of $0.1 million, or adjusted loss of $0.07 per basic share.

•	Reported Adjusted EBITDA[4] of $25.3 million, an increase of 43%, compared to $17.6 million.

“The company continues to execute on our strategic growth drivers. We were pleased to announce the renewal and expansion of our partnership with lululemon in June, as well as the signing of a master franchise agreement in France, which marks Xponential’s 19th country outside of North America,” said Anthony Geisler, CEO of Xponential Fitness, Inc. “Additionally, the Board has approved a $50,000,000 stock repurchase program, and our lender, MSD Partners, has amended our term loan Financing Agreement and is funding the capital to complete the repurchase.”

Results for the Second Quarter Ended June 30, 2023

For the second quarter of 2023, total revenue increased $17.8 million, or 30%, to $77.3 million, up from $59.6 million in the prior year period. This increase included a corresponding North America same store sales increase of 15%.

Net income totaled $27.5 million, or earnings per basic share of $1.44, compared to net income of $31.5 million, or earnings per basic share of $3.28, in the prior year period. The slightly lower net income was the result of $5.3 million of higher overall profitability, offset by a $0.4 million increase in non-cash contingent consideration primarily related to the Rumble acquisition, a $1.6 million increase in non-cash equity-based compensation expense, and a $7.2 million increase in write down of brand assets associated with the acquisition of Rumble founder studios in the period. Please see the table at the end of this press release for a calculation of the basic and diluted loss per share for the quarter ended June 30, 2023.

Consistent with previous periods, the Rumble acquisition non-cash contingent consideration liability is marked-to-market based on Xponential’s share price, contributing to a $31.3 million gain in the second quarter of 2023.

Adjusted Net Income for the second quarter 2023, which excludes the $31.3 million non-cash contingent consideration gain related primarily to the Rumble acquisition, $0.7 million related to the re-measurement of the Company’s tax receivable agreement, and $7.2 million related to the write down of brand assets, was $4.2 million, or a net income of $0.05 per basic share, on a share count of 33.0 million shares of Class A Common Stock.

Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization, adjusted for equity-based compensation and related employer payroll taxes, acquisition and transaction expenses, litigation expenses, financial transaction fees and related expenses, tax receivable agreement remeasurement and write down of brand assets, increased 43% to $25.3 million, up from $17.6 million in the prior year period.

Liquidity and Capital Resources

As of June 30, 2023, the Company had approximately $40.2 million of cash, cash equivalents and restricted cash and $265.9 million in total long-term debt. Net cash provided by operating activities was $30.6 million for the three months ended June 30, 2023.

2023 Outlook

Xponential is increasing full-year 2023 guidance for system-wide sales, revenue, and Adjusted EBITDA, and re-affirming guidance for new studio openings as follows:

•	New studio openings in the range of 540 to 560, or an increase of 8% at the midpoint as compared to full year 2022;

•

North America system-wide sales in the range of $1.385 billion to $1.395 billion, or an increase of 35% at the midpoint as compared to full year 2022; this compares to previous guidance of $1.370 billion to $1.380 billion;

•

Revenue in the range of $295.0 million to $305.0 million, or an increase of 22% at the midpoint as compared to full year 2022; this compares to previous guidance of $290.0 million to $300.0 million; and

•

Adjusted EBITDA in the range of $102.5 million to $106.5 million, or an increase of 41% at the midpoint as compared to full year 2022; this compares to previous guidance of $102.0 million to $106.0 million.

Additional key assumptions for full year 2023 include:

•	Tax rate in the mid-to-high single digits;

•

Share count of 32.7 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the end of this press release; and

•	$1.9 million in quarterly dividends paid related to the Company’s Convertible Preferred Stock.

Second Quarter 2023 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its second quarter 2023 financial results. Participants may join the conference call by dialing 1-877-407-9716 (United States) or 1-201-493-6779 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on Thursday, August 17, 2023, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 13738941.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is the largest global franchisor of boutique fitness brands. Through its mission to make boutique fitness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running, functional training and yoga. In partnership with its franchisees, Xponential Fitness offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations across 48 U.S. states and Canada, and through master franchise or international expansion agreements in 19 additional countries. Xponential Fitness’ portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, a concept offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; STRIDE, a treadmill-based cardio and strength training concept; Rumble, a boxing-inspired full-body workout; and BFT, a functional training and strength-based program. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP financial measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net earnings (loss) per share, which exclude certain non-operating or non-recurring items, including but not limited to, equity-based compensation expenses, acquisition and transaction expenses, litigation expenses, employee retention credit, financial transaction fees and related expenses, tax receivable agreement remeasurement, and write down of brand assets that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release. In addition, we are not able to provide a quantitative reconciliation of the estimated full-year Adjusted EBITDA for fiscal year ending December 31, 2023 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of net new studio openings; anticipated industry trends; projected financial and performance information such as system-wide sales; projected annual revenue, Adjusted EBITDA and other statements under the section “2023 Outlook”; our competitive position in the boutique fitness industry; and ability to execute our business strategies and our strategic growth drivers. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2022 filed by Xponential with the SEC and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contact:

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Xponential Fitness, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	June 30, 2023	December 31, 2022
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$40,189	$37,370
Accounts receivable, net	27,016	25,555
Inventories	11,945	10,864
Prepaid expenses and other current assets	11,666	6,294
Deferred costs, current portion	4,264	4,131
Notes receivable from franchisees, net	1,502	1,520

Total current assets	96,582	85,734
Property and equipment, net	21,153	18,524
Right-of-use assets	85,646	30,079
Goodwill	170,563	165,697
Intangible assets, net	125,060	137,175
Deferred costs, net of current portion	44,650	43,620
Notes receivable from franchisees, net of current portion	638	1,067
Other assets	853	795

Total assets	$545,145	$482,691

Liabilities, redeemable convertible preferred stock and equity (deficit)
Current Liabilities:
Accounts payable	$26,794	$16,185
Accrued expenses	15,130	12,295
Deferred revenue, current portion	34,555	31,996
Current portion of long-term debt	4,260	3,035
Other current liabilities	19,706	9,265

Total current liabilities	100,445	72,776
Deferred revenue, net of current portion	112,816	109,465
Contingent consideration from acquisitions	12,513	28,182
Long-term debt, net of current portion, discount and issuance costs	257,490	133,039
Lease liability	77,598	30,583
Other liabilities	7,017	8,633

Total liabilities	567,879	382,678
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400 shares authorized, 115 and 200 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	181,738	308,075
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value, 4,600 shares authorized, none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized, 33,220 and 27,571 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	3	3
Class B common stock, $0.0001 par value, 500,000 shares authorized, 16,592 and 21,647 shares issued, and 16,517 and 21,572 shares outstanding as of June 30, 2023 and December 31, 2022, respectively	2	2
Additional paid-in capital	485,832	505,186
Receivable from shareholder	(21,798)	(16,369)
Accumulated deficit	(620,828)	(641,903)
Treasury stock, at cost, 75 shares outstanding as of June 30, 2023 and December 31, 2022	(1,697)	(1,697)

Total stockholders’ deficit attributable to Xponential Fitness, Inc.	(158,486)	(154,778)
Noncontrolling interests	(45,986)	(53,284)

Total stockholders’ deficit	(204,472)	(208,062)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$545,145	$482,691

Xponential Fitness, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue, net:
Franchise revenue	$35,133	$27,622	$68,099	$53,122
Equipment revenue	14,428	12,381	27,522	20,160
Merchandise revenue	8,401	6,753	15,565	12,836
Franchise marketing fund revenue	6,617	4,937	12,828	9,372
Other service revenue	12,761	7,867	24,016	14,432

Total revenue, net	77,340	59,560	148,030	109,922
Operating costs and expenses:
Costs of product revenue	14,223	13,519	28,258	23,111
Costs of franchise and service revenue	3,714	4,544	7,746	8,778
Selling, general and administrative expenses	44,448	29,322	79,333	63,241
Depreciation and amortization	4,288	3,579	8,485	7,071
Marketing fund expense	5,466	4,081	10,472	8,436
Acquisition and transaction income	(31,252)	(31,627)	(15,510)	(22,083)

Total operating costs and expenses	40,887	23,418	118,784	88,554

Operating income	36,453	36,142	29,246	21,368
Other (income) expense:
Interest income	(529)	(418)	(1,165)	(807)
Interest expense	8,627	2,866	16,604	5,727
Other expense	698	—	1,252	—

Total other expense	8,796	2,448	16,691	4,920

Income before income taxes	27,657	33,694	12,555	16,448
Income taxes	133	2,217	10	150

Net income	27,524	31,477	12,545	16,298
Less: net income attributable to noncontrolling interests	9,145	14,643	4,149	6,983

Net income attributable to Xponential Fitness, Inc.	$18,379	$16,834	$8,396	$9,315

Net income per share of Class A common stock:
Basic	$1.44	$3.28	$0.16	$1.86
Diluted	$0.09	$0.50	$0.08	$0.26
Weighted average shares of Class A common stock outstanding:
Basic	33,045	25,414	31,906	24,083
Diluted	41,593	63,183	50,059	62,696

Xponential Fitness, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)(in thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$12,545	$16,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,485	7,071
Amortization and write off of debt issuance cost	296	64
Amortization of discount on long-term debt	1,218	303
Change in contingent consideration from acquisitions	(15,510)	(22,081)
Amortization of right-of-use assets	3,347	886
Bad debt expense (recovery)	897	(773)
Equity-based compensation	12,111	19,677
Non-cash interest	(856)	(448)
Write down of brand assets	7,238	—
Loss (gain) on disposal of assets	133	(68)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable	(2,022)	(6,964)
Inventories	(983)	(7,359)
Prepaid expenses and other current assets	(5,280)	(635)
Operating lease liabilities	(2,636)	(910)
Deferred costs	(1,192)	(1,116)
Notes receivable, net	2	13
Accounts payable	9,302	10,819
Accrued expenses	1,174	(2,216)
Other current liabilities	663	380
Deferred revenue	1,945	12,652
Other assets	(59)	(85)
Other liabilities	(253)	686

Net cash provided by operating activities	30,565	26,194
Cash flows from investing activities:
Purchases of property and equipment	(4,360)	(4,394)
Proceeds from sale of assets	—	65
Purchase of studios	(164)	—
Purchase of intangible assets	(1,431)	(912)
Notes receivable issued	(31)	(1,365)
Notes receivable payments received	373	971

Net cash used in investing activities	(5,613)	(5,635)
Cash flows from financing activities:
Borrowings from long-term debt	126,100	—
Payments on long-term debt	(1,824)	(1,480)
Debt issuance costs	(115)	(46)
Payment of preferred stock dividend and deemed cash dividend	(2,612)	(9,750)
Payment of contingent consideration	—	(1,336)
Payments for taxes related to net share settlement of restricted share units	(8,111)	—
Payment for tax receivable agreement	(1,163)	—
Distributions to Member	—	—
Payments for redemption of preferred stock	(130,766)	—
Payments for distributions to Pre-IPO LLC Members	(532)	—
Payment received from shareholder	1,290	—
Loan to shareholder	(4,400)	—

Net cash used in financing activities	(22,133)	(12,612)

Increase in cash, cash equivalents and restricted cash	2,819	7,947
Cash, cash equivalents and restricted cash, beginning of period	37,370	21,320

Cash, cash equivalents and restricted cash, end of period	$40,189	$29,267

Xponential Fitness, Inc.

Net Loss to GAAP EPS Per Share

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Numerator:
Net income	$27,524	$31,477	$12,545	$16,298
Less: net (income) loss attributable to noncontrolling interests	(23,740)	(72,592)	849	(41,998)
Less: dividends on preferred shares	(1,857)	(3,250)	(3,926)	(6,500)
Add: deemed contribution (dividend)	45,551	127,821	(17,109)	76,890
Add: deemed contribution from redemption of convertible preferred stock	—	—	12,679	—

Net income attributable to XPO Inc. - basic	47,478	83,456	5,038	44,690
Add: net income (loss) attributable to non-controlling interests	—	72,592	(849)	41,998
Add: dividends on preferred shares	1,857	3,250	—	6,500
Less: deemed (contribution) dividend	(45,551)	(127,821)	—	(76,890)

Net income attributable to XPO Inc. - diluted	$3,784	$31,477	$4,189	$16,298

Denominator:
Weighted average shares of Class A common stock outstanding - basic	33,045	25,414	31,906	24,083
Effect of dilutive securities:
Rumble Class A common stock	—	1,300	—	1,300
Restricted stock units	585	474	590	791
Convertible preferred stock	7,963	13,889	—	13,889
Conversion of Class B common stock to Class A common stock	—	22,106	17,563	22,633

Weighted average shares of Class A common stock outstanding - diluted	41,593	63,183	50,059	62,696

Net earnings per share attributable to Class A common stock - basic	$1.44	$3.28	$0.16	$1.86
Net earnings per share attributable to Class A common stock - diluted	$0.09	$0.50	$0.08	$0.26

Anti-dilutive shares excluded from diluted earnings per share of Class A common stock:
Conversion of Class B common stock to class A common Stock	16,574	—	—	—
Convertible preferred stock	—	—	7,963	—
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	2	43	2	43

Xponential Fitness, Inc.

Reconciliations of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$27,524	$31,477	$12,545	$16,298
Interest expense, net	8,098	2,448	15,439	4,920
Income taxes	133	2,217	10	150
Depreciation and amortization	4,288	3,579	8,485	7,071

EBITDA	40,043	39,721	36,479	28,439
Equity-based compensation	6,055	4,429	12,111	19,677
Employer payroll taxes related to equity-based compensation	91	—	565	—
Acquisition and transaction income	(31,252)	(31,627)	(15,510)	(22,083)
Litigation expenses	2,299	4,619	4,344	7,359
Employee retention credit	—	—	—	(2,597)
Financial transaction fees and related expenses	79	250	1,644	737
TRA remeasurement	698	244	1,252	557
Write down of brand assets	7,238	—	7,238	—

Adjusted EBITDA	$25,251	$17,636	$48,123	$32,089

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$27,524	$31,477	$12,545	$16,298
Change in fair value of contingent consideration	(31,252)	(31,627)	(15,510)	(22,081)
TRA remeasurement	698	244	1,252	557
Write down of brand assets	7,238	—	7,238	—

Adjusted net income (loss)	$4,208	$94	$5,525	$(5,226)

Adjusted net income (loss) attributable to noncontrolling interest	1,406	44	1,902	(2,532)

Adjusted net income (loss) attributable to Xponential Fitness, Inc.	2,802	50	3,623	(2,694)
Dividends on preferred shares	(1,237)	(1,738)	(2,527)	(3,351)

Earnings (loss) per share - basic numerator	1,565	(1,688)	1,096	(6,045)
Add: adjusted net income attributable to noncontrolling interest	1,406	—	1,902	—
Add: dividends on preferred shares	1,237	—	2,527	—

Earnings (loss) per share - diluted numerator	$4,208	$(1,688)	$5,525	$(6,045)

Adjusted net earnings (loss) per share - basic	$0.05	$(0.07)	$0.03	$(0.25)
Adjusted net earnings (loss) per share - diluted	$0.07	$(0.07)	$0.10	$(0.25)

Weighted average shares of Class A common stock outstanding - basic	33,045	25,414	31,906	24,083
Effect of dilutive securities:
Restricted stock units	585	—	590	—
Convertible preferred stock	7,963	—	7,963	—
Conversion of Class B common stock to Class A common stock	16,574	—	17,563	—

Weighted average shares of Class A common stock outstanding - diluted	58,167	25,414	58,022	24,083

Anti-dilutive shares excluded from diluted earnings per share of Class A common stock:
Rumble Class A common stock	—	1,300	—	1,300
Restricted stock units	—	2,550	—	2,550
Convertible preferred stock	—	13,889	—	13,889
Conversion of Class B common stock to Class A common stock	—	21,687	—	21,687
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	2	43	2	43

Note: The above adjusted net income (loss) per share is computed by dividing the adjusted net income (loss) attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability primarily due to Rumble.

Footnotes

[1]

System-wide sales represent gross sales by all North America studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by net new studio openings and increases in same store sales. Management reviews system-wide sales weekly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

[2]

Same store sales refer to period-over-period sales comparisons for the base of studios. In accordance with industry standard, we define the same store sales base to include studios in North America that are in traditional locations and that have generated positive sales for at least 13 consecutive calendar months as of the measurement date. Any transfer of ownership of an existing studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of net new studio openings. Management reviews same store sales to assess the health of the franchised studios.

[3]

AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV consists of average quarterly sales activity for all North America traditional studio locations that are at least 6 months old at the beginning of the respective quarter, and that have non-zero sales in the period, multiplied by four. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month, operate in traditional locations and have nonzero sales. AUV growth is primarily driven by changes in same store sales and is also influenced by net new studio openings. Management reviews AUV to assess studio economics.

[4]

We define Adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (including change in contingent consideration), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), employee retention credit (a tax credit for retaining employees throughout the COVID-19 pandemic), fees for financial transactions, such as secondary public offering expenses for which we do not receive proceeds (including bonuses paid to executives related to completion of such transactions), expense related to the remeasurement of our TRA obligation, and write down of brand assets that we do not believe reflect our underlying business performance and affect comparability. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.